Exhibit 99.7

Consent of Proposed Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, in connection with the contemplated merger (the “Merger”) of Viacom Inc. (“Viacom”) with and into CBS Corporation (“CBS”), with CBS surviving as the surviving corporation (“ViacomCBS Inc.”) (as further described in the Agreement and Plan of Merger, dated as of August 13, 2019, by and between Viacom and CBS, as may be amended or supplemented from time to time), I hereby consent to being named in the Registration Statement on Form S-4, and all amendments (including post-effective amendments) and supplements thereto, filed by CBS with the Securities and Exchange Commission (the “Registration Statement”) and any prospectus or consent solicitation statement contained therein and any amendment or supplement thereto, as a person anticipated to become a director of ViacomCBS Inc. upon consummation of the Merger, and to the filing of this consent as an exhibit to the Registration Statement.

Date:	October 16, 2019

By:	/s/ Ronald L. Nelson
Name:	Ronald L. Nelson